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C. CODE OF ETHICS & PERSONAL TRADING POLICY

Nationwide Asset Management, LLC (“NWAM”) has adopted a Code of Ethics & Personal Trading Policy (“Policy”) per Rule 204A-1 under the Investment Adviser Act of 1940 (the “Advisers Act”). This Policy prohibits “Access Persons” of NWAM and certain affiliated access persons of other business units or staff offices in connection with the purchase or sale by such persons of securities held or to be acquired by any client:

●	To employ any device, scheme, or artifice to defraud any client;

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To make to any client an untrue statement of a material fact or omit to state to any client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any client; or

●	To engage in a manipulative practice with respect to any client.

While affirming its confidence in the integrity and good faith of all of its officers and employees as well as those employees who support its business activities, NWAM recognizes that certain personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by clients. Furthermore, if such individuals engage in personal Covered Securities transactions, these individuals could be in a position where their personal interests may conflict with the interests of clients. Accordingly, this Policy is designed to prevent conduct that could create an actual or potential conflict of interest with any NWAM client.

C.1 Definitions

Access Person shall mean:

●	Any Officer or Director of Nationwide Asset Management and,
●	Any of the following:
○	Anyone who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or
○	Anyone who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or
○	Nationwide associates with key-card access to secure locations designated for the activities of Nationwide Asset Management, or anyone else deemed to be by the firm’s Chief Compliance Officer.

Beneficial Ownership shall be interpreted in the same manner as it would be in determining whether a person is considered a “beneficial owner” as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, which generally speaking, encompasses those situations where the beneficial owner has or shares the opportunity, directly or indirectly, to profit from a transaction in Covered Securities.

Without limiting the scope of “beneficial ownership,” a person is normally regarded as the beneficial owner of Covered Securities with respect to:

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Covered Securities held by the individual or by one or more members of the individual’s immediate family sharing the same household (including, but not limited to, a spouse, domestic partner, minor child, or other relative);

●	The person’s interest in Covered Securities held in a discretionary or trust account; or

●	The person’s right to acquire equity Covered Securities through the exercise or conversion of stock options, warrants or convertible debt, whether or not presently exercisable; or

●	All other Covered Securities held in any other account for which the person has investment discretion or authority.

Covered Security shall mean any security as defined in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds, shares of registered open-end investment companies (i.e., mutual funds other than Reportable Funds) and shares of unit investment trusts that are exclusively invested in one or more open-end Funds that are not Reportable Funds.

Discretionary Account (Managed Account) shall mean any account with respect to securities held in accounts over which the access person has no direct or indirect influence or control.

Exempt-Access Persons shall mean NWAM’s officers, directors, employees and other related persons which are presumed to be Access Persons for purposes of the Rules. However, certain persons, such as certain officers, directors or other persons, such as temporary employees, often do not have actual access to investment or portfolio information or participate in the recommendation process.

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Where the CCO has determined that the relevant director, officer, employee or temporary employee: (i) is not in a policy making position; (ii) does not otherwise have access to nonpublic information with respect to client holdings, transactions or securities recommendations; and (iii) is not involved in the recommendation process, the CCO may determine to treat such person as an “Exempt-Access Person” for purposes of this Policy.

Generic Account shall mean any brokerage account outside of the Approved Broker List.

Non-Volitional Purchases or Sales include those transactions that do not involve a willing act or conscious decision on the part of the officer or employee. For example,

shares received or disposed of by Access Persons in a merger, recapitalization, or similar transaction are considered non-volitional as are trades made within a discretionary brokerage account or managed account.

Reportable Fund shall mean any Fund for which Nationwide Asset Management, LLC serves as an investment adviser.

Restricted List shall mean a list of securities and asset classes in which there is a high risk for a potential conflict of interest between Access Persons and client accounts or where there is potential access to material non-public information.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

C.2 General Principles and Standard of Conduct

It is the duty of all Access Persons to place the interests of NWAM’s clients above their own at all times. Consistent with that duty, all Access Persons of NWAM must (1) conduct all personal Covered Securities transactions in a manner that is consistent with this Policy; (2) avoid any actual or potential conflict of personal interest with the interests of NWAM’s Clients; (3) adhere to the fundamental standard that they should not take inappropriate advantage of their positions of trust and responsibility; (4) safeguard material non-public information about client transactions including disclosure of portfolio holdings; and (5) comply with all federal and applicable state securities laws. NWAM’s commitment to integrity and ethical behavior remains constant. Access

Persons, every day, must reflect the highest standards of professional conduct and personal integrity. Good judgment and the desire to do what is right are the foundation of the reputation of NWAM.

Any situation that may create, or even appear to create, a conflict between personal interests and the interest of NWAM or its clients should be avoided. It is essential to disclose any questionable situations to the Compliance Office as soon as such situation arises.

This Policy applies to transactions in Covered Securities for personal accounts of all Access Persons and any other accounts in which they have any beneficial ownership. It imposes certain investment restrictions and prohibitions and requires the reports set forth below. Some Access Persons may find themselves “frozen” in a position if they become aware of material non-public information or if a client is active in a given Covered Security. NWAM will not bear any losses in personal or beneficially owned accounts resulting from the implementation of any portion of this Policy.

C.3 General Prohibitions for all Associates

All Access Persons of NWAM shall keep all information pertaining to clients’ portfolio transactions and holdings confidential. No person with access to Covered Securities holdings, recommendations or pending securities transactions and holdings should disclose this information to any person, unless such disclosure is made in connection with his or her regular functions or duties. Special care should be taken to avoid discussing confidential information in circumstances that would disclose this information to anyone who would not have access to such information in the normal course of events.

No Access Person shall use information concerning prospective or actual portfolio transactions in any manner that might prove detrimental to the interests of a client.

No Access Person shall purchase, sell, or exchange shares of any series of a mutual fund while in possession of material non-public information concerning the portfolio holdings of any series of such fund.

No Access Person shall use his or her position for his or her personal benefit or attempt to cause a client to purchase, sell or hold a particular Covered Security when that action may reasonably be expected to create a personal benefit for the Associate.

No Access Person shall selectively disclose “non-public” information concerning the portfolio holdings of any client to anyone who does not have a legitimate business need for such information.

No Access Person shall intentionally engage in any act, practice, or course of conduct that would violate the provisions of the Investment Advisers Act of 1940, the Investment Company Act of 1940, or any other Federal or State securities regulation.

No Access Person shall engage in, or help others engage in, market timing in the series of any Reportable Fund, or any other shares of mutual funds that have a policy against market timing. This prohibition does not apply to short-term transactions in money market funds, unless these transactions are part of a market timing strategy of other mutual funds, nor does it apply to contributions to a 401(k) program or an automatic reinvestment program. However, this prohibition does apply to internal transfers within a 401(k) program to the extent such transactions violate a mutual fund’s policy against market timing. Any profits derived by an Associate as a result of such impermissible market timing may be subject to disgorgement at the discretion of the Disciplinary Committee.

No Access Person shall engage in, or help others engage in, late trading of mutual funds for any purpose. Late trading is defined as entering or canceling any buy, sell, transfer, or change order after the close of the regular trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern Time) or such other time designated in a mutual fund’s prospectus as the timing of calculation of the mutual fund’s net asset value.

C.4 Personal Trading Restrictions and Pre-Clearance for Access Persons

Short Selling

Access Persons are not permitted to directly sell short any Covered Security. Access Persons are also not permitted to sell naked calls or buy naked puts on Covered Securities. Mutual funds, collective funds or exchange traded funds that engage in such activities are exempt from this provision. Hedging portfolio risk is allowable with pre-clearance from Compliance for the strategy.

Initial Public Offerings

Access Persons are generally prohibited from acquiring any Covered Security in an IPO (including in Managed Accounts). Access Persons may, however, request and receive pre-clearance to participate in an IPO in certain circumstances. Examples of such circumstances include a conversion offering or similar issuer directed share programs generally consistent with recent rulings and interpretations issued by the FINRA. In approving any such request, the onus for substantiating and documenting compliance with this Policy rests on the individual seeking approval. Notwithstanding submission of substantiating documentation, approval for participation in an IPO may be withheld if the Compliance Office believes that an actual or potential conflict of interest exists with respect to any client. Approval to invest in an IPO shall be valid for a period of time stated in the approval but may be withdrawn at any time prior to the Access Person’s purchase in an IPO.

Private Placements

Access Persons investing in private placements of any kind must obtain pre-clearance from the Compliance Office (including in Managed Accounts). In determining whether to grant such prior approval, the Compliance Office shall determine (among other factors) whether the investment opportunity should be reserved for a client(s), and whether the opportunity is being offered to the individual by virtue of his or her position with NWAM. Any Access Persons who have been authorized to acquire Covered Securities in a private placement must disclose such investment when he or she is involved in any subsequent consideration of an investment by a client in that issuer. In such circumstances, the appropriate Access Person(s) with no personal interest in the particular issuer shall independently review the client’s decision to purchase that issuer’s Covered Securities.

All Access Persons requesting private placement approval must request pre-clearance with supporting documentation to the Compliance Office. Approval to invest in a private placement shall be valid for the period of time stated in the approval, but may be withdrawn at any time prior to the Access Person’s purchase in the private placement.

New Access Persons must disclose pre-existing private placement securities on their Initial Holdings Report for review by the Compliance Office. Access Persons may be required to liquidate/terminate their investment in a private placement if deemed by the Compliance Office to be a conflict of interest.

For the avoidance of doubt, a private placement includes any raising of capital via the private market that is not registered with organizations such as the SEC because a public offering is not involved. Examples might include, without limitation, investments in limited partnerships (LP interests), limited liability companies (LLC membership interests), hedge funds or small corporations (shares of stock).

Trading Restrictions

Access Persons are prohibited from engaging in investment transactions in any security, option on a security or asset class on Nationwide Asset Management’s Restricted List without prior pre-clearance by the Compliance Office. This restriction applies to any account Beneficially Owned by the Access Person.

Transactions Exempted from Trading Restrictions

Purchases or sales effected in any account over which the Access Person has no direct or indirect influence, control, or investment discretion or authority (for example, you have given full discretion to an outside adviser to manage your money);

●	purchases or sales which are non-volitional on the part of the Access Person;
●	subsequent purchases which are made through an automatic dividend reinvestment or automatic direct purchase plan (for example, Dividend Reinvestment Programs);
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purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; Documentation of investment management agreements granting discretion over your assets must be given to the Compliance Office in a reasonable time after entering such agreements.

●	Please note that initial public offerings and private placements require pre-approval from Compliance in all accounts including managed.

Pre-Clearance

When applicable, requests for pre-clearance should be made through the automated compliance system in use at the time and shall include, among other things, the type of transaction (e.g., buy or sell), the security name, the security symbol/CUSIP, the number of shares (or investment amount), the brokerage account name, and the account number.

Transactions shall not be placed for execution until pre-clearance approval has been received. Pre-clearance approval is good only for the day received, unless otherwise stated in writing from the Compliance Office; therefore, orders should be placed as market or day limit orders. If for any reason the trade is not executed by 4 p.m. on the day on which pre-clearance approval is received, the Access Person must submit a new request and receive approval prior to placing any subsequent order. Pre-clearance requests will be reviewed by Compliance against any known or potential conflicts of interest at the time. These include but are not limited to; the job function of the Access Person, the Access Person’s relationship to the Covered Security, information available to the Access Person regarding the Covered Security, whether any client portfolio holds or recently traded in the Covered Security and whether or not the Access Person’s request is consistent with the views of Nationwide Asset Management.

Exempt and Non-Reportable Securities

The following transactions are exempt from the prohibitions contained in this Policy, do not require pre-clearance, and do not have to be reported (securities that do not qualify as Covered Securities under this Policy are also exempt from these reporting requirements):

●	Variable Annuities and Variable Life

●	Oil, gas or other mineral leases

●	Commodities, commodity contracts or futures contracts

C.5 Reporting, Disclosure Information and Certification Requirements

Initial Holdings Reports

All Access Persons shall disclose all personal Covered Securities holdings to the Compliance Office. The Initial Holdings Report shall contain the following information:

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the title of the security, security symbol or CUSIP, type of security, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

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the name of any broker, dealer, bank, plan administrator, or other institution with whom the Access Person maintained an account and the account number in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

●	the date that the report is submitted by the Access Person and the date as of which the information is current; and

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a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

New Access Persons required to submit an Initial Holdings Reports no later than ten (10) days after the person becomes an Access Person. All Initial Holdings Reports shall provide information that is current as of a date no more than forty-five (45) days before the Initial Holding Report is submitted.

Quarterly Reports

All Access Persons shall report to the Compliance Office transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security. Exempt-Access Persons may be required to make Quarterly Reports under certain circumstances.

The Quarterly Report shall be made no later than seventeen (17) days after the end of the calendar quarter in which the transaction to which the report relates was effected. All Access Persons shall be required to submit a report for all periods, including those periods in which no Covered Securities transactions were effected. The report shall contain the following applicable information:

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the date of the transaction, the title of the Covered Security, security symbol or CUSIP, the interest rate and maturity date, the number of shares, and the principal amount of each Covered Security involved;

●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	the price at which the transaction was effected;

●	the name of the broker, dealer, bank, plan administrator, or other institution with or through whom the transaction was effected and the account number where security is held; and

●	the date the report is submitted.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

All Access Persons shall direct their brokers to supply duplicate copies of all monthly brokerage statements (excluding confirmations) for all Covered Securities held in any accounts in which the Access Person is a Beneficial Owner to the Compliance Department on a timely basis if the Office of Compliance otherwise does not receive or have access to the statements electronically. It is the intent of this Policy that only brokerage firms that supply electronic feeds to the current automated compliance system be used. Exceptions must be approved by the Compliance Office. Duplicate copies of the Nationwide 401(k) Savings Plan or other Nationwide deferred compensation program statements do not need to be sent; however, the Compliance Office reserves the right to modify this exception or request such information on an ad-hoc basis.

With respect to any new account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall report the following information:

●	the name of the broker, dealer, bank, plan administrator or other institution with whom the Access Person established the account;

●	the date the account was established; and

●	the date the report is submitted.

Annual Holdings Reports

All Access Persons shall disclose all personal Covered Securities holdings on an annual basis within 30 days after the end of the calendar year. All Annual Reports shall provide information on personal Covered Securities holdings that is current as of a date no more than 30 days before the Annual Report is submitted. Such Annual Reports shall contain the following information:

●	the title of the security, security symbol or CUSIP, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

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the name of any broker, dealer, bank, plan administrator, or other institution with whom the Access Person maintains an account and the account number in which any Covered Securities are held for the direct or indirect benefit of the Access Person;

●	the date that the report is submitted by the Access Person and the date as of which the information is current; and

●	a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Certification of Compliance with the Policy

All Access Persons shall be provided with a copy of this Policy and any amendments, hereto, and all Access Persons shall certify upon becoming an Access Person and annually that:

●	they have received, read, and understand the Policy and recognize that they are subject to its provisions;

●	they have complied with the requirements of the Policy; and

●	to the extent applicable, they have reported all personal Covered Securities transactions required to be reported pursuant to the requirements of the Policy.

Personal Brokerage Accounts

All Access Persons shall notify the Compliance Department before a personal security transaction is made in a Covered Security or Reportable Fund in any new personal brokerage account in which the Access Person has Beneficial Ownership. It is the intent of this Policy that only brokerage firms that supply electronic feeds to the current automated compliance system be used. Exceptions must be approved by the Compliance Office.

Review of Reports and Notification

The Compliance Office will review all brokerage account statements and Initial, Quarterly and Annual Reports to detect conflicts of interest and abusive practices. In addition, the Compliance Office shall notify each Access Person as to the extent to which he or she is subject to the reporting requirements provided under this Policy and shall deliver a copy of this Policy to each Access Person upon request.

Responsibility to Report

The responsibility for reporting is imposed on each Access Person required to make a report to ensure that the Compliance Office is in receipt of timely and complete reports. Efforts on behalf of the Covered or Access Person by other services (e.g., brokerage firms) do not change or alter the Access Person’s responsibility. Late reporting is regarded as a direct violation of this Policy and will be treated accordingly.

Requirements for Exempt-Access Person

Exempt-Access Persons must, prior to being so designated and at least annually thereafter, certify to the CCO, as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination. Once designated by the CCO as an Exempt-Access Person, the individual is exempt from the initial and annual holdings reports and quarterly transaction reports. The CCO reserves the right to impose additional or different restrictions upon Exempt-Access Persons based on the facts and circumstances of their role with Nationwide Asset Management.

Exempt-Access Persons must submit to the CCO a quarterly transaction report consistent with this Policy with respect to any Covered Securities transaction occurring in such quarter only if such person knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties, should have known that, during the 15-day period immediately before or after the date of the Covered Securities transaction, a client account purchased or sold the Covered Security, or NWAM considered purchasing or selling the Covered Security for a client account. Any such report must be accompanied by an explanation of the circumstances which necessitated its filing.

Any Exempt-Access Person who obtains or seeks to obtain information which would suggest that the individual should be treated as an Access Person must promptly inform the CCO of the relevant circumstances and, unless notified to the contrary by the CCO, must comply with all relevant requirements applicable to Access Persons until such time as the CCO determines that reversion to Exempt-Access Person status is appropriate.

C.6 Reporting Violations to the Compliance Office

All associates shall promptly report any possible violations of this Policy to the Compliance Office. The Compliance Office shall timely report all violations of this Policy and the reporting requirements thereunder to the Disciplinary Committee as appropriate. If an associate is uncomfortable reporting a violation about another associate they may do so anonymously through the Nationwide Office of Ethics.

C.7 Retention of Records

NWAM shall, at its principal place of business, maintain records in the manner and to the extent set out below and must make these records available to the SEC and any other regulatory body having jurisdiction over NWAM at any time and from time to time for periodic, special or other examination:

●	A copy of this Policy, or any Policy which within the past five (5) years has been in effect, shall be preserved in an easily accessible place;

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A record of any violation of this Policy, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

●	A copy of each report, certification or acknowledgement made by an

Access Person pursuant to this Policy shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

●	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Policy shall be maintained in an easily accessible place;

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A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Covered Securities in a private placement, as described in this Policy, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

●	A copy of each annual report for at least five (5) years after the end of the fiscal year in which it is made, the first two in an accessible place.

All such records shall be maintained for at least the first two years in an easily accessible place as deemed appropriate by the Compliance Office.